2728 N. Harwood Street Suite 500 Dallas, TX 75201	214.745.5000 office 214.745.5390 fax winstead.com

August 22, 2023

Phunware Inc.
1002 West Avenue
Austin, Texas 78701

Ladies and Gentlemen:

We have acted as legal counsel to Phunware Inc., a Delaware corporation (the “Company”), in connection with the Company’s issuance and sale to Lincoln Park Capital Fund, LLC (the “Investor”), of: (i) up to $30.0 million of shares of the Company’s common stock, par value $0.0001 per share (the “Purchase Shares”) and (ii) up to 2,486,985 shares (the “Commitment Shares” and collectively with Purchase Shares, the “Shares”) of the Company’s common stock pursuant to (a) that certain Purchase Agreement, dated August 21, 2023 (the “Purchase Agreement”), by and between the Company and the Investor, and (b) the Company’s Registration Statement on Form S-3 (Registration No. 333-262461), filed with the Securities and Exchange Commission (the “Commission”) on February 1, 2022 and declared effective on February 9, 2022 (the “Registration Statement”), the base prospectus filed as part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement in connection therewith (together with the Base Prospectus, the “Prospectus”). Capitalized terms used and not defined herein shall have the meanings set forth in the Purchase Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Prospectus, (ii) the Purchase Agreement, (iii) the Certificate of Incorporation of the Company, as currently in effect, (iv) the Amended and Restated Bylaws of the Company, as currently in effect, and (v) certain resolutions adopted by the Board of Directors of the Company with respect to the Purchase Agreement and the issuance of the Shares. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures (other than persons signing on behalf of the Company), (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the originals of all documents supplied to us as copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company and (vi) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents. We have further assumed that the Shares will be issued and delivered in accordance with the terms of the Purchase Agreement.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof, we are of the opinion that the Shares have been duly authorized for issuance, and when issued and delivered by the Company and paid for pursuant to the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

For purposes of our opinion above, we express no opinion as to the law of any jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the

Phunware Inc.
August 22, 2023

foregoing). The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed with the Commission in connection with the offering and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

WINSTEAD PC

By:     /s/ Jeffrey M. McPhaul
    Jeffrey M. McPhaul
    Authorized Signatory